UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 24, 2009

Maidenform Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32568	06-1724014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

485F US Hwy 1 South, Iselin, NJ 08830
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(732) 621-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2009, the Board of Directors (the “Board”) of Maidenform Brands, Inc. (the “Company”) announced the election of Bernd Beetz to the Board. In addition, Mr. Beetz was named to the Nominating and Governance Committee of the Board.  The Company’s Board is now comprised of eight members, seven of whom constitute independent Directors under New York Stock Exchange standards. A copy of the Company’s press release announcing Mr. Beetz’s election is attached as Exhibit 99.1 and is incorporated herein by reference.

The Board has determined that Mr. Beetz is independent under the New York Stock Exchange listing standards. There is no arrangement or understanding between Mr. Beetz and any other person pursuant to which Mr. Beetz was elected as a director, and there are no related party transactions involving Mr. Beetz that are reportable under Item 404(a) of Regulation S-K.

Mr. Beetz has served as the Chief Executive Officer of Coty Inc. since 2001.  Prior to joining Coty Inc., Mr. Beetz served as President and Chief Executive Officer of Parfums Christian Dior France, a subsidiary of LVMH.  From 1974 to 1998, Mr. Beetz held various management positions throughout Europe at The Procter & Gamble Company.

Mr. Beetz will receive compensation for his service as a nonemployee director pursuant to the Company’s director compensation policy for nonemployee directors.

Item 9.01.  Financial Statements and Exhibits.

99.1           Press Release entitled “Maidenform Brands, Inc. Announces Election of Bernd Beetz to its Board of Directors” dated November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIDENFORM BRANDS, INC.

Date: November 24, 2009	By:	/s/ Nanci I. Prado
		Name:	Nanci I. Prado
		Title:	Executive Vice President and General Counsel

EXHIBIT INDEX
Exhibit No.	Description

99.1	Press Release entitled “Maidenform Brands, Inc. Announces Election of Bernd Beetz to its Board of Directors” dated November 24, 2009